Exhibit 16.1

BDO	Tel: +91 22 6974 0200 www.bdo.in	BDO India LLP 601, Floor 6, Raheja Titanium Western Express Highway, Geetanjali Railway Colony Ram Nagar, Goregaon (E), Mumbai 400063, INDIA

August 21, 2025

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of Form 6-K for the event that occurred on August 8, 2025 and June 24, 2025, to be filed by our former client, DigiAsia Corp (formerly known as StoneBridge Acquisition Corp). We agree with the statements made in the section "Notice of Change in Auditor" insofar as they relate to our Firm, except we have no basis on which to agree or disagree with the second sentence in the first paragraph.

Very truly yours,

/s/ BDO India LLP

BDO India LLP